CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the inclusion in the Amendment No. 1 to the Offering Statement on Form 1-A of Algernon Neuroscience Inc. (the "Company") of our report dated January 21, 2025, relating to the financial statements of Company for the year ended August 31, 2024 and the period from incorporation on December 9, 2022 to August 31, 2023 appearing in the Offering Circular.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

March 5, 2025